                                                                    Exhibit 2



--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT
                                      AMONG

                             SHEMIN NURSERIES, INC.
                         SHEMIN ACQUISITION CORPORATION
                                       AND
                            IMPERIAL NURSERIES, INC.

--------------------------------------------------------------------------------

                                     Dated:

                                 January 5, 2001

                                TABLE OF CONTENTS

                                                                      Page No.
                                                                      --------

      SECTION 1.  BASIC TRANSACTION........................................-1-
                  -----------------
            (a)   PURCHASE AND SALE OF ASSETS..............................-1-
                  ---------------------------
            (b)   ASSUMPTION OF LIABILITIES................................-3-
                  -------------------------
            (c)   EXCLUDED LIABILITIES.....................................-4-
                  --------------------
            (d)   NONASSIGNABLE CONTRACTS..................................-5-
                  -----------------------
            (e)   PURCHASE PRICE...........................................-6-
                  --------------
            (f)   DETERMINATION OF CERTAIN PURCHASE PRICE ADJUSTMENTS......-6-
                  ---------------------------------------------------
            (g)   RECEIVABLES..............................................-8-
                  -----------

      SECTION 2.  CLOSING OF THE TRANSACTION...............................-9-
                  --------------------------
            (a)   THE CLOSING..............................................-9-
                  -----------
            (b)   DELIVERIES AT THE CLOSING................................-9-
                  -------------------------

      SECTION 3.  CONDITIONS TO OBLIGATION TO CLOSE........................-9-
                  ---------------------------------
            (a)   CONDITIONS TO OBLIGATION OF BUYER........................-9-
                  ---------------------------------
            (b)   CONDITIONS TO OBLIGATION OF SELLER......................-11-
                  ----------------------------------

      SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SELLER................-13-
                  ----------------------------------------
            (a)   ORGANIZATION OF SELLER..................................-13-
                  ----------------------
            (b)   AUTHORIZATION OF TRANSACTION............................-13-
                  ----------------------------
            (c)   NONCONTRAVENTION........................................-13-
                  ----------------
            (d)   BROKERS' FEES...........................................-13-
                  -------------
            (e)   SUBSIDIARIES, INVESTMENTS...............................-13-
                  -------------------------
            (f)   FINANCIAL STATEMENTS....................................-13-
                  --------------------
            (g)   SUBSEQUENT EVENTS.......................................-14-
                  -----------------
            (h)   UNDISCLOSED LIABILITIES.................................-15-
                  -----------------------
            (i)   LEGAL COMPLIANCE........................................-16-
                  ----------------
            (j)   TAX MATTERS.............................................-16-
                  -----------
            (k)   TITLE TO PERSONAL PROPERTY..............................-17-
                  --------------------------
            (l)   REAL PROPERTY...........................................-17-
                  -------------
            (m)   INTELLECTUAL PROPERTY...................................-18-
                  ---------------------
            (n)   ACQUIRED ASSETS.........................................-18-
                  ---------------
            (o)   CONTRACTS...............................................-19-
                  ---------
            (p)   INSURANCE...............................................-20-
                  ---------
            (q)   LITIGATION..............................................-20-
                  ----------

            (r)   EMPLOYEES...............................................-21-
                  ---------
            (s)   EMPLOYEE BENEFITS.......................................-21-
                  -----------------
            (t)   ENVIRONMENT, HEALTH AND SAFETY..........................-22-
                  ------------------------------
            (u)   AFFILIATE TRANSACTIONS..................................-23-
                  ----------------------
            (v)   WARRANTY................................................-24-
                  --------
            (w)   INVESTMENT..............................................-24-
                  ----------
            (x)   LIMITATIONS ON REPRESENTATIONS AND WARRANTIES...........-24-
                  ---------------------------------------------
            (y)   CLOSING DATE.  .........................................-24-
                  ------------

      SECTION 5.  REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER......-24-
                  --------------------------------------------------
            (a)   ORGANIZATION OF PARENT AND BUYER........................-24-
                  --------------------------------
            (b)   AUTHORIZATION OF TRANSACTION............................-24-
                  ----------------------------
            (c)   NONCONTRAVENTION........................................-24-
                  ----------------
            (d)   BROKERS' FEES...........................................-25-
                  -------------
            (e)   CAPITALIZATION..........................................-25-
                  --------------
            (f)   FINANCIAL STATEMENTS....................................-25-
                  --------------------
            (g)   SUBSEQUENT EVENTS.......................................-26-
                  -----------------
            (h)   FINANCING...............................................-27-
                  ---------
            (i)   REAL PROPERTY...........................................-27-
                  -------------
            (j)   LIMITATIONS ON REPRESENTATIONS AND WARRANTIES...........-27-
                  ---------------------------------------------
            (k)   UNDISCLOSED LIABILITIES.................................-27-
                  -----------------------
            (l)   LEGAL COMPLIANCE........................................-28-
                  ----------------
            (m)   CLOSING DATE............................................-28-
                  ------------

      SECTION 6.  PRE-CLOSING COVENANTS...................................-28-
                  ---------------------
            (a)   GENERAL.................................................-28-
                  -------
            (b)   NOTICES AND CONSENTS....................................-28-
                  --------------------
            (c)   OPERATION OF THE BUSINESS...............................-28-
                  -------------------------
            (d)   PRESERVATION OF BUSINESS................................-28-
                  ------------------------
            (e)   FULL ACCESS.............................................-29-
                  -----------
            (f)   NOTICE OF DEVELOPMENTS..................................-29-
                  ----------------------
            (g)   EXCLUSIVITY.............................................-29-
                  -----------

      SECTION 7.  ADDITIONAL AGREEMENTS...................................-29-
                  ---------------------
            (a)   SURVIVAL................................................-29-
                  --------
            (b)   INDEMNIFICATION.  ......................................-30-
                  ---------------
            (c)   PRESS RELEASE AND ANNOUNCEMENTS.........................-33-
                  -------------------------------
            (d)   EXPENSES................................................-33-
                  --------
            (e)   CERTAIN TAXES...........................................-33-
                  --------------
            (f)   FURTHER ASSURANCES......................................-34-
                  ------------------
            (g)   TRANSITION ASSISTANCE...................................-34-
                  ---------------------

            (h)   CONFIDENTIALITY.........................................-34-
                  ---------------
            (i)   NONCOMPETITION AND NONSOLICITATION......................-35-
                  ----------------------------------
            (j)   ACCESS TO BOOKS AND RECORDS.............................-36-
                  ---------------------------
            (k)   LEGENDS; TRANSFER OF PARENT COMMON STOCK................-36-
                  ----------------------------------------
            (l)   EMPLOYEE AND RELATED MATTERS............................-39-
                  ----------------------------

      SECTION 8.  TERMINATION.............................................-39-
                  -----------

      SECTION 9.  DEFINITIONS.............................................-40-
                  -----------

      SECTION 10.  MISCELLANEOUS..........................................-42-
                   -------------
            (a)   NO THIRD PARTY BENEFICIARIES............................-42-
                  ----------------------------
            (b)   ENTIRE AGREEMENT........................................-42-
                  ----------------
            (c)   SUCCESSORS AND ASSIGNS..................................-42-
                  ----------------------
            (d)   COUNTERPARTS............................................-42-
                  ------------
            (e)   HEADINGS................................................-42-
                  --------
            (f)   NOTICES.................................................-42-
                  -------
            (g)   GOVERNING LAW...........................................-44-
                  -------------
            (h)   AMENDMENTS AND WAIVERS..................................-44-
                  ----------------------
            (i)   INCORPORATION OF EXHIBITS AND SCHEDULES.................-44-
                  ---------------------------------------
            (j)   CONSTRUCTION............................................-44-
                  ------------
            (k)   REMEDIES................................................-44-
                  --------
            (l)   BULK SALES..............................................-44-
                  ----------
            (m)   INSURANCE MATTERS.......................................-45-
                  -----------------

                                   DEFINITIONS

Page references for definitions of defined terms defined in the body of the agreement rather than in the definition section.

                                                                          Page
                                                                          ----

"Acquired Assets"............................................................1
"Acquisition Proposal"......................................................29
"Agreement"..................................................................1
"Assumed Leases".............................................................2
"Assumed Liabilities"........................................................3
"Auditor"....................................................................8
"Beneficial Rights"..........................................................5
"Bulk Transfer Laws"........................................................44
"Business Employees"........................................................37
"Buyer Group"...............................................................30
"Buyer"......................................................................1
"Buyer's 401(k) Plan".......................................................39
"Buyer's Employee Benefit Plans"............................................38
"Cash Purchase Price"........................................................6
"Claim".....................................................................32
"Closing Balance Sheet"......................................................7
"Closing Date"...............................................................9
"Closing Working Capital"....................................................7
"Closing"....................................................................9
"Commingled Receivables".....................................................8
"Commitment Letter".........................................................10
"Estimated Closing Balance Sheet"............................................6
"Estimated Working Capital"..................................................6
"Excluded Assets"............................................................2
"Excluded Liabilities".......................................................4
"Financial Statements"......................................................13
"Griffin"...................................................................10
"HSR Act"...................................................................10
"Improvements"..............................................................18
"Inactive Employees"........................................................37
"Indebtedness"...............................................................4
"Indemnified Party".........................................................32
"Indemnifying Party"........................................................32
"Joinder Agreement".........................................................11

"Layoff Employees"..........................................................38
"Losses"....................................................................30
"Most Recent Balance Sheet".................................................14
"Noncompete Period".........................................................35
"Owned Real Property"........................................................2
"Parent Common Stock"........................................................6
"Parent Financial Statements"...............................................25
"Parent Most Recent Balance Sheet"..........................................25
"Parent".....................................................................1
"Permitted Encumbrances"....................................................17
"Plans."....................................................................22
"Purchase Price".............................................................6
"Retention Agreements"......................................................11
"Securities Act"............................................................24
"Seller Group"..............................................................31
"Seller".....................................................................1
"Seller's 401(k) Plan"......................................................39
"Severance Payments"........................................................11
"Stockholders Agreement"....................................................11
"Supply Agreement"..........................................................10
"Target Number Methodologies"................................................7
"Target Number"..............................................................6
"Transfer Date".............................................................39
"Transferred Employees".....................................................37
"Transition Agreement"......................................................11

                            ASSET PURCHASE AGREEMENT

            THIS AGREEMENT (this "AGREEMENT") is made and entered into as of January 5, 2001, among Shemin Nurseries, Inc., a Delaware corporation ("BUYER"), Shemin Acquisition Corporation, a Delaware Corporation ("PARENT"), and Imperial Nurseries, Inc., a Delaware corporation ("SELLER"). Buyer, Parent and Seller are referred to individually herein as a "PARTY" and collectively herein as the "PARTIES." Capitalized terms used herein and not otherwise defined are defined in Section 9 below.

            Subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller certain assets and properties, operating as a going concern, of Seller's Business (as defined herein).

            NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

      SECTION 1.  BASIC TRANSACTION.

      (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey and deliver free and clear of all liens and encumbrances (other than Permitted Encumbrances) to Buyer, all right, title and interest in and to all of the following assets (other than Excluded Assets) of Seller, in each case to the extent relating to the Business (collectively, the "ACQUIRED ASSETS"):

            (i) up to $100,000 of cash and cash equivalents;

            (ii) all accounts receivable (whether current or noncurrent) and related finance charges resulting from sales of the Business;

            (iii) all raw materials and supplies, finished goods and other items of inventory of the Business;

            (iv) all machinery, equipment, furniture, fixtures, vehicles, spare and replacement parts and other tangible personal property used in the Business, including, without limitation, the fixed assets set forth on
      SCHEDULE 1(a)(iv) attached hereto;

            (v) all software set forth on SCHEDULE 1(a)(v) attached hereto, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder;

            (vi) all agreements, contracts, purchase orders and other similar arrangements (A) set forth on SCHEDULE 4(o) attached hereto and denoted by a pound sign (#), and (B) not set forth on SCHEDULE 4(o) due solely to the specific dollar threshold contained in Section 4(o) below, including those capital leases set forth as items 7 through 29 on SCHEDULE 4(o) (collectively, the "ASSUMED LEASES");

            (vii) all prepayments and deposits of the Business;

            (viii)all claims, refunds, rights of recovery, rights of set off and rights of recoupment of any kind including all rights pursuant to any warranty, representation or guarantee made by suppliers, contractors or other third parties in connection with products or services used in the Business;

            (ix) to the extent transferable, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies of the Business;

            (x) copies of all books, records, ledgers and files, documents, correspondence, lists, drawings, specifications, advertising and promotional materials, studies, reports, customer and supplier data, lists and information, trade secrets, confidential information, know-how and inventions and other printed or written materials of the Business, provided that originals with respect thereto may be retained by Seller;

            (xi) all real property set forth on SCHEDULE 4(l) (including all buildings, fixtures, signage and improvements erected thereon and appurtenances thereto and all of Seller's rights to easements, rights of way and rights of use with respect to real property adjacent or appurtenant thereto) (the "OWNED REAL PROPERTY");

            (xii) all goodwill associated with the Business together with the right to represent to third parties that Buyer is the successor to the Business; and

            (xiii)all property reflected on the Most Recent Balance Sheet other than assets disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet.

            All assets of Seller not constituting Acquired Assets shall be retained by Seller and shall be considered "EXCLUDED ASSETS" for purposes of this Agreement. Except as identified as an Acquired Asset, the Excluded Assets shall include, but are not limited to, the following:

                  (A) all assets (including, without limitation, real and
            personal property, inventory and accounts receivable) of the Seller to the extent relating to its container growing operations;

                  (B) the name of "Imperial Nurseries" and all of the Seller's other Intellectual Property (other than the software listed on SCHEDULE 1(a)(v) or otherwise included as Acquired Assets);

                  (C) all of Seller's assets located in Chalfont, Pennsylvania;

                  (D) all of the Seller's assets located at its headquarters in
            Granby, Connecticut;

                  (E) qualifications to conduct business as a foreign
            corporation and arrangements with registered agents relating to foreign qualifications;

                  (F) any of the rights of Seller under this Agreement; and

                  (G) except as provided in Section 7(l), all assets and rights related to the Plans.

      (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and pay, perform and discharge when due, and shall indemnify Seller and its Affiliates against and hold them harmless from, the obligations in respect of the following liabilities, in each case to the extent relating to the Business (collectively, the "ASSUMED LIABILITIES"):

            (i) those liabilities set forth on the Closing Balance Sheet;

            (ii) the liabilities of Seller to be assumed by Buyer pursuant to
      Section 1(d);

            (iii) the liabilities of Seller under each agreement, contract, purchase order or other similar arrangements which is an Acquired Asset pursuant to Section 1(a)(vi), other than liabilities with respect to existing breaches by Seller of growing contracts and leases of vehicles and equipment;

            (iv) any liability of Seller arising out of or resulting from any violation or alleged violation by Seller of any applicable law or in connection with or arising out of the sale by Seller of any product or the provision of any service;

            (v) any obligation, violation or liability (contingent or otherwise and including liability for response costs, personal injury, property damage or natural resource damage) arising under Environmental, Health and Safety Laws with respect to the Owned Real Property, including those liabilities set forth on SCHEDULE 4(t) attached hereto (whether accruing to the Seller or the Buyer in the first instance), except any such liabilities arising in connection with offsite disposal of any materials by Seller or former facilities owned or operated by Seller;

            (vi) any liability arising out of, or resulting from, the sale of products or services by Seller prior to the Closing Date; and

            (vii) any liability arising out of, resulting from or relating to infringement, misappropriation or other conflict arising after the Closing in connection with the Intellectual Property that is an Acquired Asset.

      (c) EXCLUDED LIABILITIES. Notwithstanding anything to the contrary in this Agreement or any of the Schedules attached hereto, Buyer will not assume or be liable for, and Seller shall retain and pay, perform and discharge when due, and Seller shall indemnify Buyer and its Affiliates against and hold them harmless from, any obligation or liability of Seller of any kind or nature, known or unknown, contingent or otherwise, except those expressly assumed by Buyer in
Section 1(b) above (collectively, the "EXCLUDED LIABILITIES"), and Seller shall retain and pay, perform, including, without limitation, the following Excluded
Liabilities:

            (i) all indebtedness or other obligation of the Seller or any of its Affiliates for borrowed money, whether current, short-term or long-term, secured or unsecured, (ii) all indebtedness of the Seller or any of its Affiliates for the deferred purchase price for purchases of property which is not evidenced by trade accounts payables, (iii) all lease obligations of the Seller or any of its Affiliates under leases which are capital leases in accordance GAAP (other than the Assumed Leases), and (iv) any liability of the Seller under deferred compensation plans, severance or bonus plans or similar arrangements made payable as a result of the transactions contemplated herein, other than the Severance Payments or pursuant to the Retention Agreements (collectively, "INDEBTEDNESS");

            (ii) any liability of Seller or any of its Affiliates for Taxes, including Seller's pro rata portion of any real and personal property taxes with respect to its ownership and use of any of the Acquired Assets prior to the Closing Date;

            (iii) except as provided in Section 7(l), any liability or obligation under or with respect to any Plan or any other employee benefit plan, program, policy or arrangement presently or formerly maintained or contributed to by any member of the controlled group of companies (as such term is defined in Section 414 of the Code) of which Seller is or was a member, or with respect to which Seller or such controlled group member has any liability;

            (iv) any liability or obligation with respect to any former employee of Seller or any employee of Seller who does not become a Transferred Employee in accordance with Section 7(l);

            (v) any intercompany and intracompany payables;

            (vi) any liability of the Seller or any of its Affiliates arising out of, resulting from or relating to infringement, misappropriation or other conflict in connection with the Seller's Intellectual Property or the Intellectual Property of any third party, whether arising before or after the Closing, except for any liability of arising after the Closing in connection with any Intellectual Property that is an Acquired Asset;

            (vii) any liability relating to the Seller's proposed horticultural sales and service center that was to be located in Somerset, New Jersey (other than the reimbursement of Seller referred to in Section 6(h));

            (viii) any liability relating to any Excluded Asset;

            (ix) any liability to any officer, director, employee, former employee, consultant or agent of Seller, including workers' compensation, union contracts, medical or sick pay liabilities, pension or profit sharing liabilities or severance liabilities or any other employee benefit offered by Seller incurred or arising prior to the Closing Date, other than pursuant to the Retention Agreements and the Severance Agreements;

            (x) any obligation, violation or liability (contingent or otherwise and including liability for response costs, personal injury, property damage or natural resource damage) arising under Environmental, Health and Safety Laws (whether accruing to the Seller or the Buyer in the first instance) in connection with offsite disposal of any materials by Seller or former facilities owned or operated by Seller; and

            (xi) all liabilities set forth in SCHEDULE 1(c)(xi).

      (d) NONASSIGNABLE CONTRACTS. Notwithstanding anything set forth herein to the contrary, no contracts, properties, rights or other assets of the Seller shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of another party or governmental entity would be ineffective or would constitute a breach of contract or a violation of any law or regulation or would in any other way materially and adversely affect the rights of Seller (or Buyer as transferee or assignee) and such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible, (i) the beneficial interest in or to such contracts, properties or other assets (collectively, the "BENEFICIAL RIGHTS") shall in any event pass as of the Closing Date to Buyer under this Agreement, and (ii) pending such consent or approval, Buyer shall assume or discharge the liabilities of the Seller under such Beneficial Rights as agent for the Seller, and Seller shall act as Buyer's agent in receipt of any benefits, rights or interests received from the Beneficial Rights. Buyer and Seller shall use reasonable best efforts (and bear their respective costs) without payment of any material fees, penalties or other amounts to any third party to obtain or secure any and all consents or approvals that may be necessary to effect the legal and valid sale, transfer or assignment of contracts, properties, rights or other assets underlying the Beneficial Rights. Buyer and Seller shall make or complete such transfers as soon as reasonably practicable and cooperate with each other in any other reasonable arrangement designed to provide for Buyer the Beneficial Rights including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto, and to provide for the discharge by Buyer of any liability under such contracts, properties or other assets.

      (e) PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the Acquired Assets shall be equal to $22,000,000 (the "CASH PURCHASE PRICE"), as adjusted pursuant to Section 1(f) below plus (ii) an aggregate of 20,570.15 shares of common stock, par value $.01 per share, of Parent ("PARENT COMMON STOCK").

      (f) DETERMINATION OF CERTAIN PURCHASE PRICE ADJUSTMENTS.

            (i) Within five (5) business days prior to the Closing Date, Seller shall in good faith prepare and deliver to Buyer an estimate of the Closing Balance Sheet (as defined in Section 1(f)(ii) below) (the "ESTIMATED CLOSING BALANCE SHEET") based on Seller's (with respect to the Business) books and records and other information then available, in an attempt to determine Estimated Working Capital. For purposes hereof, "ESTIMATED WORKING CAPITAL" means the book value of the total current assets of the Business which are included as Acquired Assets MINUS the total current liabilities of the Business which are included as Assumed Liabilities, as determined from the Estimated Closing Balance Sheet; provided that (a) the current portion of any Indebtedness, (b) any accrued and unpaid income taxes, (c) any credits, deposits, advances or prepayments in respect of income taxes, (d) any payments made by Seller to its employees in connection with the cancellation of their options to purchase shares of common stock of Griffin, (e) the liability of the Buyer to make the Severance Payments, (f) the liability of the Buyer to pay the retention bonuses pursuant to the Retention Agreements, (g) the liability of the Seller to pay bonuses to its employees relating to the fiscal year ended December 2, 2000, in connection with their employment with the Seller, (h) the effect of any leases of the Seller primarily related to the Business (whether or not they are considered capital leases under GAAP) and (i) the liability of Buyer to make the reimbursement payment of out-of-pocket costs of the Seller referred to in Section 6(h), shall each be excluded from the calculation of Estimated Working Capital. Notwithstanding the foregoing, if Buyer in good faith disagrees with any amounts of the Estimated Working Capital, such disputed amounts shall be determined based on the amounts for the Business set forth on the Seller's unconsolidated balance sheets as of the month-ending immediately prior to the Closing Date. At the Closing, the Purchase Price will be either (A) reduced by the amount $8,484,000 (the "TARGET NUMBER") exceeds the Estimated Working Capital or (B) increased by the amount Estimated Working Capital exceeds the Target Number. SCHEDULE 1(f)(i) attached hereto sets forth the calculation of the Target Number together with all judgements, accounting methods, policies, practices, procedures, classifications or estimation methodology used in calculating the Target Number (the "TARGET NUMBER METHODOLOGIES").

            (ii) As promptly as practicable after the Closing Date, Seller's accountants will prepare an unconsolidated balance sheet of Seller, with respect to the Business, as of the close of business on the Closing Date (the "CLOSING BALANCE SHEET") for the purpose of establishing the Closing Working Capital. For purposes hereof, "CLOSING WORKING CAPITAL" means the book value of the total current assets of the Business which are included as Acquired Assets MINUS the total current liabilities of the Business which are included as Assumed Liabilities, as determined from the Closing Balance Sheet; provided that (a) the current portion of any Indebtedness,
      (b) any accrued and unpaid income taxes, (c) any credits, deposits, advances or prepayments in respect of income taxes, (d) any payments made by Seller to its employees in connection with the cancellation of their options to purchase shares of common stock of Griffin, (e) the liability of the Buyer to make the Severance Payments, (f) the liability of the Buyer to pay the retention bonuses pursuant to the Retention Agreements,
      (g) the liability of the Seller to pay bonuses to its employees relating to the fiscal year ended December 2, 2000, in connection with their employment with the Seller, (h) the effect of any leases of the Seller primarily related to the Business (whether or not they are considered capital leases under GAAP) and (i) the liability of Buyer to make the reimbursement payment of out-of-pocket costs of the Seller referred to in
      Section 6(h), shall each be excluded from the calculation of Closing Working Capital. The Closing Balance Sheet and the Estimated Closing Balance Sheet shall (1) reflect only Acquired Assets and Assumed Liabilities as at the close of business on the Closing Date, (2) be prepared in accordance with GAAP (regardless of whether GAAP was applied in prior periods) subject to the deviations from GAAP set forth in the Target Number Methodologies, (3) be prepared using the Target Number Methodologies, (4) not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby, and (5) reflect all items and adjustments regardless of materiality. Within sixty (60) days after the Closing Date, Seller shall deliver to Buyer the Closing Balance Sheet.

            (iii) If the Closing Working Capital exceeds the Estimated Working Capital, Buyer shall, subject to Section 7(b)(vi) hereof, within three (3) business days pay to Seller the amount of such excess. If the Closing Working Capital is less than the Estimated Working Capital, Seller shall within three (3) business days pay to Buyer the amount of such shortfall. All amounts owed pursuant to this Section 1(f)(iii) shall include interest, from the Closing Date to the date of payment, at the Applicable Rate (compounded semiannually), calculated on the basis of a 365-day year.

            (iv) If Buyer disagrees with any item on the Closing Balance Sheet, Buyer shall notify Seller in writing of such disagreement within fifteen
      (15) business days after Buyer's receipt thereof (such notice setting forth the basis for such disagreement in reasonable detail) and Buyer and Seller shall thereafter negotiate in good faith to resolve any such disagreements; PROVIDED, HOWEVER, that Seller shall within three
      (3) business days pay to Buyer the amount determined pursuant to Section 1(f)(iii) above which is not subject to dispute, if any. If Buyer and Seller are unable to resolve any such disagreements within thirty (30) days, Buyer and Seller shall select an Auditor (as defined in Section 1(f)(v) below) to resolve the disagreements in accordance with Section 1(f)(v) below.

            (v) The "AUDITOR" shall be Deloitte & Touche LLP. Buyer and Seller shall use their best efforts to cause the Auditor to resolve all disagreements over individual line items as soon as practicable. The resolution of such disagreements by the Auditor shall be final and binding on Buyer and Seller. The fees and expenses of the Auditor shall be shared equally by Buyer and Seller.

            (vi) Buyer and Seller agree that the Target Number is based on the average working capital of the Business for the twelve months ended October 28, 2000 (with cash balances deemed to equal $100,000). Notwithstanding anything else in this Section 1(f) to the contrary, to the extent that a disagreement relates to an error in the Closing Balance Sheet and a similar error exists in the calculation of the Target Number based on the average working capital of the Business for the twelve months ended October 28, 2000, then if the Closing Working Capital is reduced or increased as a result of such error, the applicable component(s) of the Target Number for the applicable month(s), and thus the Target Number, shall also be reduced or increased, as appropriate, to reflect such error, and as a result thereof, only the difference between the Target Number (as so adjusted) and the Closing Working Capital (as so adjusted) shall be the purchase price adjustment contemplated by this Section 1(f). If Buyer and Seller are unable to resolve any disagreement arising under this Section 1(f)(vi), such disagreement shall be resolved by the Auditor in accordance with Section 1(f)(v) above.

      (g) RECEIVABLES. In the event a payment is made to Seller or any of Seller's Affiliates in respect of any accounts receivable constituting Acquired Assets transferred to Buyer arising out of any transaction occurring on or before the Closing Date, Seller or such Affiliate shall promptly forward such payment to Buyer. With respect to any accounts receivable constituting Acquired Assets transferred to Buyer which have been commingled with accounts receivable of any of Seller's other businesses (the "COMMINGLED RECEIVABLES"), Buyer shall have the right to collect any such Commingled Receivables from and after the Closing Date. Buyer shall promptly account for any portion of such Commingled Receivables which do not relate to the Business and promptly remit any such amounts to the Seller. At Buyer's request, Seller shall use reasonable efforts to assist Buyer in the collection of any Commingled Receivables.

      SECTION 2. CLOSING OF THE TRANSACTION.

      (a) THE CLOSING. Subject to the satisfaction of the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kirkland & Ellis in New York, New York, at 10:00 a.m. local time on the later of (i) the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated herein and (ii) January 19, 2001, or such other time and place as the Parties may mutually determine (the "CLOSING DATE").

      (b) DELIVERIES AT THE CLOSING. At the Closing:

            (i) Seller will deliver to Buyer (A) the various certificates, instruments and documents referred to in Section 3(a) below, (B) a bill of sale and assignment, in form and substance reasonably acceptable to Buyer,
      (C) a special or limited warranty deed (as customary in the applicable jurisdiction) with respect to each parcel of Owned Real Property, conveying fee simple title subject only to Permitted Encumbrances, and (D) such other instruments of sale, transfer, conveyance and assignment as Buyer reasonably may request; and

            (ii) Buyer will deliver to Seller (A) the Cash Purchase Price, as adjusted pursuant to the terms hereof and determined as of the Closing Date, in immediately available funds, (B) one or more stock certificates evidencing the Parent Common Stock issued in Seller's name, free and clear of any liens, (C) the various certificates, instruments and documents referred to in Section 3(b) below, (D) an assumption agreement in form and substance reasonably acceptable to Seller and (E) such other instruments of assumption as Seller reasonably may request.

      SECTION 3. CONDITIONS TO OBLIGATION TO CLOSE.

      (a) CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 4 below shall be true and correct in all material respects at and as of the Closing Date (without taking into account any disclosure made pursuant to Section 4(y) below);

            (ii) Seller shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

            (iii) no action, suit, or proceeding shall be pending before any court, arbitrator or other body or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

            (iv) all governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Buyer (without limiting the generality of the foregoing, all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or otherwise been terminated);

            (v) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 3(a)(i)-(iv) and
      (x) is satisfied in all respects;

            (vi) Seller shall have received all third party consents referred to in Section 4(o) below and Seller and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4(c) and Section 5(c) below;

            (vii) Seller shall have obtained any payoff letters for any Indebtedness of Seller to be paid by Buyer on behalf of Seller at the Closing in order for the Acquired Assets to be delivered free and clear of all liens or encumbrances, and releases of any and all security interests held by third parties shall have been obtained, all on terms reasonably satisfactory to Buyer;

            (viii)Buyer shall have received from counsel to Seller an opinion substantially in the form of EXHIBIT A attached hereto, addressed to Buyer, and dated as of the Closing Date;

            (ix) Buyer shall have obtained the proceeds of the financing necessary to consummate the transactions contemplated hereby and to finance the continuing operations of the Business set forth in the bank commitment letter attached hereto as EXHIBIT B (the "COMMITMENT LETTER");

            (x) From November 30, 1999 until the Closing Date, there will have been no material adverse change in the business, assets, financial condition, operating results, customer relations or supplier relations of the Business;

            (xi) Griffin Land & Nurseries, Inc. ("GRIFFIN") shall have entered into a supply agreement with Buyer in substantially the form set forth on EXHIBIT C attached hereto (the "SUPPLY AGREEMENT"), and the Supply Agreement shall be in full force and effect (assuming due execution by the Buyer) and shall not have been amended or modified;

            (xii) Griffin shall have entered into a transition agreement with Buyer in substantially the form set forth on EXHIBIT D attached hereto (the "TRANSITION AGREEMENT") which shall include the severance payments (the "SEVERANCE PAYMENTS") set forth on EXHIBIT E attached hereto and a license to use the Imperial trade name until November 30, 2001, and the Transition Agreement shall be in full force and effect (assuming due execution by the Buyer) and shall not have been amended or modified;

            (xiii)Buyer shall have entered into retention agreements with each individual listed on EXHIBIT F attached hereto in substantially the form set forth on EXHIBIT G attached hereto (the "RETENTION AGREEMENTS"), and each Retention Agreement shall be in full force and effect (assuming due execution by the Buyer) and shall not have been amended or modified;

            (xiv) Seller shall have entered into a joinder and amendment agreement to become party to the Stockholders Agreement, dated as of November 30, 1998, by and among Parent and its stockholders as amended from time to time (the "STOCKHOLDERS AGREEMENT"), in substantially the form set forth on EXHIBIT H attached hereto (the "JOINDER AGREEMENT"), and the Joinder Agreement shall be in full force and effect (assuming due execution by the other parties thereto) and shall not have been amended or modified; and

            (xv) Griffin shall have entered into a water supply agreement with Buyer with respect to the Owned Real Property located in Windsor, Connecticut, in a form mutually acceptable to Griffin and Buyer.

Buyer may waive any condition specified in this Section 3(a) if it executes a writing so stating at or prior to the Closing.

      (b) CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 5 below shall be true and correct in all material respects at and as of the Closing Date (without taking into account any disclosure made pursuant to Section 5(m) below);

            (ii) Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

            (iii) no action, suit, or proceeding shall be pending before any court, arbitrator or other body or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (iv) all governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to Seller (without limiting the generality of the foregoing, all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated);

            (v) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 3(b)(i)-(iv) and
      (viii) is satisfied in all respects;

            (vi) Seller and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4(c) and Section 5(c) below;

            (vii) Seller shall have received from counsel to Buyer an opinion substantially in the form of EXHIBIT I attached hereto, addressed to Seller, and dated as of the Closing Date;

            (viii)From November 30, 1999 until the Closing Date, there will have been no material adverse change in the business, assets, financial condition, operating results, customer relations or supplier relations of Parent;

            (ix) Buyer shall have entered into the Supply Agreement, and the Supply Agreement shall be in full force and effect (assuming due execution by Griffin) and shall not have been amended or modified;

            (x) Buyer shall have entered into the Joinder Agreement, and the Joinder Agreement shall be in full force and effect (assuming due execution by Seller) and shall not have been amended or modified;

            (xi) Buyer shall have entered into the Transition Agreement, and the Transition Agreement shall be in full force and effect (assuming due execution by Griffin) and shall not have been amended or modified; and

            (xii) Buyer shall have entered into the Retention Agreements, and each Retention Agreement shall be in full force and effect (assuming due execution by the individuals listed on EXHIBIT F) and shall not have been amended or modified.

Seller may waive any condition specified in this Section 3(b) if it executes a writing so stating at or prior to the Closing.

      SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

      (a) ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. SCHEDULE 4(a) attached hereto lists all of the jurisdictions in which Seller, with respect to the Business, is required to qualify to do business as a foreign corporation.

      (b) AUTHORIZATION OF TRANSACTION. Seller has full power and authority (including corporate authority) to execute and deliver this Agreement and to perform its obligations hereunder. The authorization of the Seller's shareholder is not required for the execution, delivery and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

      (c) NONCONTRAVENTION. Except as set forth on SCHEDULE 4(c) attached hereto, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, (ii) violate or conflict with any provision of the charter or bylaws of Seller, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other material arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject or (iv) result in the imposition of any security interest upon any of the assets of the Business. Except as set forth on
SCHEDULE 4(c) attached hereto, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, other than the filings required to be made pursuant to the HSR Act.

      (d) BROKERS' FEES. Except as set forth on SCHEDULE 4(d), neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement other than the fees and expenses to be paid to Peter J. Solomon Company, which are the sole responsibility of Seller.

      (e) SUBSIDIARIES, INVESTMENTS. Seller has no Subsidiaries or investments in any Person which relate to the Business.

      (f) FINANCIAL STATEMENTS. SCHEDULE 4(f) attached hereto contains the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) the unaudited balance sheet as of November

28, 1998 for Seller with respect to the Business; (ii) the unaudited balance sheet and statement of income and statement of cash flows as of and for the fiscal year ended November 27, 1999 for Seller with respect to the Business; and
(iii) unaudited balance sheet as of October 28, 2000 (the "MOST RECENT BALANCE SHEET") and statement of income and statement of cash flows as of and for the eleven-month period ended October 28, 2000 for Seller with respect to the Business. The Financial Statements have been prepared in accordance with GAAP (except for the absence of footnote disclosure in the Financial Statements and except for the deviations from GAAP set forth on the Financial Statements) throughout the periods covered thereby, present fairly in all material respects the financial condition of Seller, with respect to the Business, as of such dates and the results of operations of Seller, with respect to the Business, for such periods, and are correct and complete and consistent with the books and records of the Business (which books and records are correct and complete). All accounts receivable of Seller are reflected properly on the Most Recent Balance Sheet and in the books and records of Seller, are valid receivables subject to no setoffs or counterclaims, subject only to the reserve for bad debts and the reserve for unrealized finance charges reflected thereon and to be used in the preparation of, and set forth on, the Closing Balance Sheet.

      (g) SUBSEQUENT EVENTS. Since November 30, 1999, there has not been any material adverse change in the business, assets, financial condition, operating results, customer relations or supplier relations of the Business. Since November 30, 1999, except as set forth on SCHEDULE 4(g) attached hereto:

            (i) Seller has not sold, leased, transferred, or assigned any of the assets of the Business, tangible or intangible, with an aggregate value greater than $25,000, other than inventory in the ordinary course of business;

            (ii) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Business and involving more than $25,000, other than in the ordinary course of business;

            (iii) no party (including Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Business involving more than $25,000 to which Seller is a party or by which Seller is bound;

            (iv) Seller, with respect to the Business, has maintained its assets and has made capital expenditures consistent with the Business's normal course of operations;

            (v) Seller, with respect to the Business, has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property over $25,000 in the aggregate;

            (vi) Seller, with respect to the Business, has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (vii) Since January 1, 2000, Seller, with respect to the Business, has not granted any increase in the base compensation of any of its directors, officers or employees other than as consistent with past custom and practice;

            (viii) Since January 1, 2000, Seller, with respect to the Business, has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any Plan);

            (ix) Seller, with respect to the Business, has not entered into any transaction with any of its directors, officers, employees or Affiliates (other than (A) ordinary course employment arrangements entered into in accordance with past custom and practice and (B) management services, technical and administrative support and supply provided by Seller and its Affiliates, none of which Buyer will be bound by after the Closing other than as set forth in the Transition Agreement);

            (x) Seller, with respect to the Business, has not entered into any agreement, contract or other arrangement with respect to the incurrence of borrowed money;

            (xi) there has not been any other occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business involving the Business; and

            (xii) Seller, with respect to the Business, has not committed to any of the foregoing.

      (h) UNDISCLOSED LIABILITIES. To the Seller's Knowledge, Seller, with respect to the Business, has no liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated) arising out of transactions entered into on or prior to the Closing Date, or any action or inaction on or prior to the Closing Date, or any state of facts existing on or prior to the Closing Date, except for (i) liabilities or obligations set forth on the Most Recent Balance Sheet, (ii) liabilities or obligations which have arisen after the Most Recent Balance Sheet in the ordinary course of business (none of which relates to (A) breach of contract, (B) breach of warranty, (C) tort, (D) infringement, (E) violation of law, or (F) any action, suit or proceeding (including, without limitation, any clean-up obligation or liability for personal injury or property damage under any Environmental, Health and Safety Laws)), (iii) obligations to perform under agreements, contracts and purchase orders set forth on the SCHEDULE 4(o) attached hereto, and (iv) liabilities or obligations expressly identified on the Schedules attached hereto and the other liabilities or obligations which are not required to be disclosed on the Schedules due solely to the specific dollar threshold contained in the relevant representation and warranty related to the applicable Schedule.

      (i) LEGAL COMPLIANCE. Seller, with respect to the Business, and its predecessors and Affiliates have complied with all applicable laws, rules and regulations (other than Tax Matters, Employee Benefits and Environmental, Health and Safety Laws which matters are addressed in Sections 4(j), 4(s) and 4(t) below) of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure to so comply, except for such noncompliance, which would not have a material adverse change in the business, assets, financial condition, operating results, customer relations or supplier relations of the Business.

      (j) TAX MATTERS. Seller, with respect to the Business, has timely filed all Tax returns required to be filed by Seller. Each such Tax return has been prepared in compliance with all applicable laws and regulations and is complete and accurate in all respects. All Taxes owed by Seller with respect to the Business have been paid (or are accrued on the Most Recent Balance Sheet or will be accrued on Seller's books and records as of the Closing Date). Seller, with respect to the Business, has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Seller is not a "foreign person" within the meaning of Section 1445 of the Code. Except as set forth on SCHEDULE 4(j) attached hereto:

            (i) during the past five (5) years, there has been no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax that has been proposed, asserted or assessed by any taxing authority against Seller with respect to the Business, and there is no action, suit, taxing authority proceeding or audit now in progress, pending, or, to Seller's Knowledge, threatened against or with respect to Seller;

            (ii) no claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Taxes assessed by such jurisdiction with respect to the Business;

            (iii) there are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the Acquired Assets;

            (iv) none of the Assumed Liabilities consists of an obligation to make any payments that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law);

            (v) the Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and

            (vi) the Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) or has any liability for the Taxes of any person (other than Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

      (k) TITLE TO PERSONAL PROPERTY. Seller has good and marketable title to, or a valid leasehold interest in, the Acquired Assets (other than the Owned Real Property), free and clear of any security interest or restriction on transfer, except for Permitted Encumbrances.

      (l) REAL PROPERTY.

            (i) OWNED REAL PROPERTY

                  (A) SCHEDULE 4(l) sets forth the address and description of all Owned Real Property used by Seller in the operation of the Business. With respect to each parcel of Owned Real Property: (A) Seller has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all liens and encumbrances, except Permitted Encumbrances (as defined herein); (B) except as set forth in SCHEDULE 4(l), Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (C) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (D) Seller is not a party to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Business.

                  (B) The term "PERMITTED ENCUMBRANCES" shall mean: (A) all
            taxes, including real estate taxes, assessments and other governmental levies, fees or charges imposed but which are not due and payable as of the Closing Date; (B) liens imposed by law, such as materialmen's, workers', carriers', vendors', mechanics' and other similar liens incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a material adverse effect on the Business conducted thereon; (C) zoning, building codes and other land use laws regulating the use or occupancy of the Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over the Owned Real Property which are not violated by the current use or occupancy of the Owned Real Property or the operation of the Business thereon;
            (D) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Owned Real Property which do not or would not materially impair the use or occupancy of the Owned Real Property in the operation of the Business conducted thereon; and (E) Assumed Liabilities.

            (ii) LEASED REAL PROPERTY. The Seller, with respect to the Business, does not lease or sublease any real property.

            (iii) IMPROVEMENTS. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property (the "IMPROVEMENTS") are sufficient for the operation of the Business as currently conducted. To the Knowledge of the Seller, there are no structural deficiencies or latent defects affecting any of the Improvements which would, individually or in the aggregate, interfere in the operation of the Business.

            (iv) ACCESS. Each parcel of Owned Real Property has direct access to a public street adjoining the Owned Real Property, and such access is not dependent on any land or other real property interest which is not included in the Owned Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Owned Real Property.

            (v) AVAILABILITY OF UTILITY SERVICES. All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Owned Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon, and all hook-up fees or other similar fees or charges have been paid in full. Each such utility service enters the Owned Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Owned Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Owned Real Property.

      (m) INTELLECTUAL PROPERTY. Neither Seller nor any of its Affiliates owns any Intellectual Property necessary for the operation of the Business as currently conducted, other than the Intellectual Property included in Acquired Assets and other than management services, technical and administrative support and supply which will be provided by Seller and its Affiliates to Buyer pursuant to the Transition Agreement. Seller has not infringed, misappropriated or otherwise conflicted with, and the operation of the Business does not infringe, misappropriate or otherwise conflict with, any Intellectual Property of any third party. Seller is not aware of any facts which indicate a likelihood of any of the foregoing and Seller has not received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party).

      (n) ACQUIRED ASSETS. The Acquired Assets include all inventory, equipment and other tangible and intangible assets necessary for the conduct of the Business as conducted immediately prior to the Closing Date (other than management services, technical and administrative support and supply provided by Seller and its Affiliates) and no assets of the Business are located in Chalfont, Pennsylvania or Granby, Connecticut. Each of the Acquired Assets constituting equipment is free from defects, is in suitable operating condition and repair as is customary for equipment used in operations of businesses of the same type as the Business (subject to normal wear and tear), and is suitable for the purposes for which it presently is used, except for breaches of this representation which can be cured by repair expenses of no more than $10,000 individually or $100,000 in the aggregate.

      (o) CONTRACTS. SCHEDULE 4(o) lists the following contracts, agreements and other arrangements related to the Business to which Seller is a party as of the Closing Date and denotes with an asterisk (*) whether the consent of any third party thereto is required as a result of the consummation of the transactions contemplated by this Agreement:

            (i) any agreement concerning a partnership or joint venture;

            (ii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation under which it has imposed a security interest on any of its assets, tangible or intangible;

            (iii) any agreement concerning confidentiality or noncompetition or any Acquisition Proposal (as defined in Section 6(g));

            (iv) any agreement, arrangement or understanding involving any of its Affiliates or shareholders (including any shareholder's family members by blood, marriage, adoption or otherwise) under which Buyer will be bound following the Closing;

            (v) any profit sharing, stock option, stock purchase, stock appreciation, bonus, deferred compensation, severance, welfare benefit plan or other plan or arrangement (whether formal or informal) for the benefit of its current or former directors, officers and employees;

            (vi) any agreement (whether formal or informal) with its directors, officers and employees, including any collective bargaining agreement;

            (vii) any agreement (or group of related agreements) for the lease or sublease of personal property to or from any Person providing for payments in excess of $25,000 per annum;

            (viii) any open purchase orders related to the purchase of goods providing for payments in excess of $25,000 per annum;

            (ix) any power of attorney;

            (x) any agreement which may not be canceled by Seller in less than sixty (60) days' notice without premium or penalty payable by Seller providing for payments in excess of $25,000 per annum;

            (xi) any agreement under which the consequences of a default or termination could reasonably be expected to have a material adverse change in the business, assets, financial condition, operating results, customer relations or supplier relations of Seller, with respect to the Business; or

            (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000, including but not limited to any distribution and supply agreements.

Seller has delivered or made available to Buyer a correct and complete copy of each written agreement listed in SCHEDULE 4(o). Seller has also delivered to Buyer a brief description of all oral contracts, agreements and other arrangements required to be disclosed on SCHEDULE 4(o). With respect to Seller's contracts or arrangements with respect to the Business: (A) such agreement, contract or arrangement is legal, valid, binding, enforceable and in full force and effect; (B) Seller is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Seller or permit any third party to terminate, modify or accelerate such agreement; and (C) to the best of Seller's Knowledge, no third party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such third party or permit Seller to terminate, modify or accelerate such agreement, contract or arrangement.

      (p) INSURANCE. SCHEDULE 4(p) attached hereto sets forth the following information with respect to each insurance policy to which Seller, with respect to the Business, has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past five years:

            (i) the name of the insurer, the name of the policyholder and the name of each covered insured;

            (ii) the scope, period and amount of coverage; and

            (iii) a description of any retroactive premium adjustments or other loss-sharing arrangements.

SCHEDULE 4(p) describes any self-insurance arrangements affecting Seller.

      (q) LITIGATION. SCHEDULE 4(q) attached hereto sets forth each instance in which Seller, with respect to the Business, (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to Seller's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court, arbitrator or other body or administrative agency of any federal, state, local or foreign jurisdiction. No representation or warranty is made in this Section 4(q) with respect to the matters covered in Section 4(t) (Environmental, Health and Safety).

      (r) EMPLOYEES. To the best Knowledge of Seller, no executive, key employee or group of employees of Seller who are related to the Business has any plans to terminate employment with Seller (except for the employees of Seller who will become employees of Buyer at the Closing) or Buyer. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of Seller, with respect to the Business. Seller, with respect to the Business, has complied with all applicable laws relating to the employment of labor and within the last five years Seller, with respect to the Business, has not experienced any strikes, grievances, unfair labor practice claims or other labor relation problems, including, without limitation, any disputes with former employees regarding termination and/or severance pay.

      (s) EMPLOYEE BENEFITS.

            (i) PENSION PLANS. Except as set forth in SCHEDULE 4(s) attached hereto, with respect to all employees and former employees of Seller, with respect to the Business, Seller does not maintain, contribute to or have any liability under (or with respect to) any Employee Pension Benefit Plan, whether or not terminated.

            (ii) WELFARE PLANS. Except as set forth in SCHEDULE 4(s), with respect to all employees and former employees of Seller, with respect to the Business, Seller does not maintain or have any obligation to contribute to (or any other liability with respect to) any Employee Welfare Benefit Plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees or their spouses or dependents (other than in accordance with Sec. 4980B(f) of the Code).

            (iii) MULTIEMPLOYER PLANS. With respect to all employees and former employees of Seller, with respect to the Business, Seller has no obligation to contribute to (or any other liability with respect to) any
      (i) Multiemployer Plan or (ii) any plan of the type described in Section 4063 and 4064 of ERISA or Section 413(c) of the Code, and Seller has not incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any Multiemployer Plan.

            (iv) OTHER BENEFIT PLANS. Except as set forth in SCHEDULE 4(s), Seller does not maintain, contribute to or have any liability under (or with respect to) any deferred compensation or retirement plans or arrangements, employee welfare, fringe benefit or bonus plan, program, policy or other arrangement for employees or any other arrangement for employees or former employees of Seller, with respect to the Business, or, their spouses or dependents, whether or not terminated.

            (v) ADMINISTRATION AND COMPLIANCE OF THE PLANS. The plans, programs, policies and other arrangement set forth on SCHEDULE 4(s) are hereinafter referred to collectively as the "PLANS." With respect to each of the
      Plans:

                  (A) all required or discretionary (in accordance with
            historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Closing Balance Sheet;

                  (B) there is no material unfunded liability which is not
            reflected on the Most Recent Balance Sheet, or will not be reflected on the Closing Balance Sheet;

                  (C) there have been no violations of ERISA with respect
            thereto (including, without limitation, any Prohibited Transactions); no Fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets thereof; no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets thereof (other than routine claims for benefits) is pending or, to the best of Seller's Knowledge, threatened; and Seller has no Knowledge of any basis for any such action, suit, proceeding, hearing or investigation; and

                  (D) Seller has provided Buyer with true and complete copies of all documents pursuant to which such Plan is maintained and administered and the most recent annual reports (Form 5500 and attachments) and financial statements therefor.

      (t) ENVIRONMENT, HEALTH AND SAFETY.

            (i) Except as set forth on SCHEDULE 4(t) attached hereto, each of Seller and its predecessors and Affiliates has obtained and complied with and is in compliance with all permits, licenses, and other authorizations which are required for the ownership and operation of the Business and Owned Real Property under all applicable Environmental, Health and Safety Laws; a list of all significant permits, licenses and other authorizations is set forth on SCHEDULE 4(t).

            (ii) Except as set forth on SCHEDULE 4(t) attached hereto, none of Seller or its predecessors has, with respect to the ownership and operation of the Business, treated, stored, handled, released, disposed of or arranged for or permitted the disposal of any substance

      (including without limitation any hazardous substance), exposed any employee or other Person to any substance or condition, or owned or operated the Business or any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any liability or investigatory, corrective or remedial obligation under any Environmental, Health and Safety Laws.

            (iii) Except as set forth on SCHEDULE 4(t) attached hereto, Seller and its predecessors have, with respect to the ownership and operation of the Business, complied with, and are in compliance with, all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been filed, commenced or, to the Seller's Knowledge, threatened against any of them or any oral or written notice or other information received alleging any failure to so comply or alleging any liability or investigatory, corrective or remedial obligations under any Environmental, Health and Safety Laws.

            (iv) None of Seller or its predecessors has, with respect to the ownership and operation of the Business, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any liability or obligation of any other Person under any Environmental, Health and Safety Laws.

            (v) Except as set forth on SCHEDULE 4(t), no underground storage tanks, asbestos-containing materials, PCB-containing equipment or fluids or landfills, surface impoundments or other disposal areas have been or are present on any Owned Real Property listed on SCHEDULE 4(l).

            (vi) Neither this Agreement nor the transactions contemplated by this Agreement impose any obligations under any Environmental, Health and Safety Laws for site investigation or cleanup, or notification to, or consent of, any government agencies or third parties.

            (vii) Seller has furnished to the Buyer all environmental audits, reports and other material environmental documents relating to the current and former operations and facilities of the Seller with respect to the Business, which are in its possession, custody or control.

      (u) AFFILIATE TRANSACTIONS. Except as disclosed on SCHEDULE 4(u) attached hereto, no officer, director, stockholder, partner or Affiliate of Seller or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest is a party to any agreement, contract, commitment or transaction with Seller or which is pertaining to the Business under which Buyer will be bound after the Closing or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business.

      (v) WARRANTY. Except as disclosed on SCHEDULE 4(v) attached hereto, no products or services offered by the Business are subject to any guarantee or warranty other than through operation of law. The Seller, with respect to the Business, has no liability arising out of, or resulting from, the sale of products or services by Seller prior to the Closing Date other than the guaranties and warranties set forth on SCHEDULE 4(v).

      (w) INVESTMENT. Seller represents that (i) it understands that the Parent Common Stock has not been registered under the Securities Act of 1933, as amended from time to time (the "SECURITIES ACT"), or any applicable state securities laws, and is being issued in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) it is acquiring the Parent Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, and (iii) it is either an accredited investor within the meaning of Regulation D promulgated under the Securities Act or a sophisticated investor with knowledge and experience in business and financial matters.

      (x) LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. Seller acknowledges that none of Buyer, Parent or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent's business or other matters that is not included in this Agreement or the Schedules hereto.

      (y) CLOSING DATE. The representations and warranties contained in this
Section 4 and elsewhere in this Agreement will be true and correct on the Closing Date as though then made, except for written disclosures made by Seller to Buyer prior to the Closing.

      SECTION 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER. Parent (for purposes of this Section 5, "Parent" shall mean Parent and its Subsidiaries on a consolidated basis) and Buyer represent and warrant to Seller as follows:

      (a) ORGANIZATION OF PARENT AND BUYER. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorpo ration. Other than the Buyer and as set forth on SCHEDULE 5(a), the Parent does not have any Subsidiaries.

      (b) AUTHORIZATION OF TRANSACTION. Each of Parent and Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Parent and Buyer, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

      (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute,
regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Buyer is a party or by which it is bound or to which any of its assets is subject. Except as set forth on
SCHEDULE 5(c) attached hereto, Parent and Buyer do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

      (d) BROKERS' FEES. Except as disclosed on SCHEDULE 5(d) attached hereto, neither Parent nor Buyer has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (e) CAPITALIZATION. SCHEDULE 5(e) lists the authorized capital stock of the Parent and the number of shares that are issued and outstanding. All of the issued and outstanding capital stock of the Parent has been duly authorized, is validly issued, fully paid, and nonassessable and were issued in compliance with applicable federal and state securities laws, and is held of record and owned beneficially by the Persons and in the manner described on SCHEDULE 5(e), free and clear of all liens, and, except as set forth on SCHEDULE 5(e), are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. Except as set forth on SCHEDULE 5(e), there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance, disposition, or acquisition of the capital stock of the Parent (other than pursuant to this Agreement). Other than as set forth on SCHEDULE 5(e), there are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Parent. Except as set forth on SCHEDULE 5(e), there are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of the Parent. The Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the its capital stock. Except as set forth on SCHEDULE 5(e), the Parent has not granted or agreed to grant any registration rights, including piggyback rights, to any Person. When delivered at Closing, the shares of Parent Common Stock to be issued to the Seller pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens.

      (f) FINANCIAL STATEMENTS. SCHEDULE 5(f) attached hereto contains the following financial statements (collectively the "PARENT FINANCIAL STATEMENTS"):
(i) audited balance sheet as of February 28, 1999 for Parent; (ii) audited balance sheet and statement of income and statement of cash flows as of and for the fiscal year ended February 27, 2000 for Parent; and (iii) the unaudited balance sheet as of September 24, 2000 (the "PARENT MOST RECENT BALANCE SHEET") and statement of income and statement of cash flows as of and for the seven-month period ended September 24, 2000 for Parent. The Parent Financial Statements (including the notes thereto) have been prepared in accordance with

GAAP (except for the absence of footnote disclosure in the financial statements referred to in clause (iii) above) throughout the periods covered thereby, present fairly the financial condition of Parent as of such dates and the results of operations of Parent for such periods, and are correct and complete and consistent with the books and records of Parent (which books and records are correct and complete).

      (g) SUBSEQUENT EVENTS. Since February 27, 2000, there has not been any material adverse change in the business, assets, financial condition, operating results, customer relations or supplier relations of Parent. Since February 27, 2000, except as set forth on SCHEDULE 5(g) attached hereto:

            (i) Parent has not sold, leased, transferred, or assigned any of the assets of Parent, tangible or intangible with an aggregate value greater than $100,000, other than inventory in the ordinary course of business;

            (ii) Parent has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000, other than in the ordinary course of business;

            (iii) no party (including Parent) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 to which Parent is a party or by which Parent is bound;

            (iv) Parent has maintained its assets and made capital expenditures consistent with the its normal course of operations;

            (v) Parent has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $100,000 in the aggregate;

            (vi) Parent has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (vii) Since January 1, 2000, Parent has not granted any increase in the base compensation of any of its directors, officers or employees other than as consistent with past custom and practice;

            (viii)Since January 1, 2000, Parent has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any Plan);

            (ix) Parent has not entered into any transaction with any of its directors, officers, employees or Affiliates, other than ordinary course employment arrangements entered into in accordance with past custom and practice;

            (x) Parent has not entered into any agreement, contract or other arrangement with respect to the incurrence of borrowed money;

            (xi) there has not been any other occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business involving Parent; and

            (xii) Parent has not committed to any of the foregoing.

      (h) FINANCING. The Commitment Letter attached hereto as EXHIBIT B is a true and correct copy of the commitment letter delivered to Buyer from Buyer's lender. The proceeds of the financing contemplated by such Commitment Letter are sufficient to enable the Buyer to consummate the transactions contemplated hereby.

      (i) REAL PROPERTY. SCHEDULE 5(i) attached hereto lists the address and description of (i) all owned real property used by Parent and (ii) each leased and subleased parcel of real property used by Parent.

      (j) LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. Buyer acknowledges that neither Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business or the Acquired Assets or other matters that is not included in this Agreement or the Schedules hereto.

      (k) UNDISCLOSED LIABILITIES. To the Parent's knowledge, other than as set forth on SCHEDULE 5(k) Parent has no liability or obligation (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated) arising out of transactions entered into on or prior to the Closing Date, or any action or inaction on or prior to the Closing Date, or any state of facts existing on or prior to the Closing Date, except for (i) liabilities or obligations set forth on the Parent Most Recent Balance Sheet,
(ii) liabilities or obligations which have arisen after the Parent Most Recent Balance Sheet in the ordinary course of business (none of which relates to (A) breach of contract, (B) breach of warranty, (C) tort, (D) infringement, (E) violation of law, or (F) any action, suit or proceeding (including, without limitation, any clean-up obligation or liability for personal injury or property damage under any Environmental, Health and Safety Laws)), (iii) liabilities or obligations expressly identified on the Schedules attached hereto and the other liabilities or obligations which are not required to be disclosed on the Schedules due solely to the specific dollar threshold contained in the relevant representation and warranty related to the applicable Schedule, and (iv) any other liabilities or obligations reasonably expected to be less than $2 million (net of proceeds received from insurance or indemnification).

      (l) LEGAL COMPLIANCE. Parent and its predecessors and Affiliates have complied with all applicable laws, rules and regulations of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure to so comply.

      (m) CLOSING DATE. The representations and warranties contained in this
Section 5 and elsewhere in this Agreement will be true and correct on the Closing Date as though then made, except for written disclosures made by Buyer to Seller prior to the Closing.

      SECTION 6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) GENERAL. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

      (b) NOTICES AND CONSENTS. Seller will give any notices to third parties, and Seller will use its reasonable efforts to obtain any third party consents, that Buyer reasonably may request. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4(c) and Section 5(c) above.

      (c) OPERATION OF THE BUSINESS. Except as contemplated in this Agreement or as consented to by Buyer in writing, Seller will not engage in any practice, take any action, or enter into any transaction relating to the Business outside the ordinary course of business, including the management of its working capital other than in accordance with past custom and practice. Without limiting the generality of the foregoing, Seller will not engage in any practice, enter into any agreement of the type described in Section 4(o) above (other than clause
(viii) thereof), take any action, or enter into any transaction which would be required to be disclosed under Section 4(g) above, except that Seller will be able to continue to make any capital expenditures relating to the Business contemplated by Seller's budget for capital expenditures for the current fiscal year. Seller will not make any reversals of balance sheet reserves against inventory or accounts receivable or reversals of accrued warranty liabilities or materially alter accounting policies for recognizing expenses related to such reserves and liabilities or materially alter accounting policies for recognizing expenses related to such reserves and liabilities, other than reversals consistent with Seller's current accounting policies or practices.

      (d) PRESERVATION OF BUSINESS. Each Party will conduct its business and maintain its properties in accordance with past custom and practice, including its present operations, physical facilities, equipment, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees. Without limiting the generality of the foregoing, each Party will pay expenses and payables, purchase inventory, perform all maintenance and repairs, make all capital expenditures and collect receivables in the ordinary course of business in accordance with past custom and practice.

      (e) FULL ACCESS. Each Party will permit representatives of the other Party (including its accountants, attorneys, consultants, lenders and other agents) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of such Party to all premises, properties, personnel, books, records (including Tax records), contracts, and documents.

      (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any development causing, or reasonably likely to cause, a breach of any of the representations and warranties in Section 4 or 5 above. Subject to Sections 7(b)(i)(A) and 7(b)(iii)(A) below, no disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to cure any breach of any representation or warranty contained herein.

      (g) EXCLUSIVITY. Seller will not, and will cause its respective officers, directors, agents and Affiliates to not, discuss a possible sale or other disposition of all or any part of the assets of the Business (whether by merger, reorganization, recapitalization or otherwise), other than inventory in the ordinary course of business, with any party other than Buyer (an "ACQUISITION PROPOSAL") or provide any information to any other party regarding the Business other than information which is traditionally provided in the regular course of its business operations to third parties where Seller and its respective officers, directors, agents and Affiliates have no reason to believe that such information may be utilized to evaluate a possible sale or other disposition of the Business. Seller and its respective officers, directors and Affiliates (i) do not have any agreement, arrangement or understanding with respect to any Acquisition Proposal, (ii) will cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal and (iii) will promptly notify Buyer if any Acquisition Proposal, or any inquiry or contact with any Person or entity with respect thereto, is made.

      (h) REIMBURSEMENT. At the Closing, Buyer shall reimburse Seller for out of pocket costs of $169,503.24 incurred by Seller in connection with the termination of the acquisition of a wholesale horticultural sales and service center that was to be located in Somerset, New Jersey.

      SECTION 7. ADDITIONAL AGREEMENTS.

      (a) SURVIVAL. Subject to Section 7(b) below, the representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby notwithstanding any examination made for or on behalf of Buyer or Seller or the knowledge of any of Buyer's or Seller's officers, directors, shareholders, employees, Affiliates or agents.

      (b) INDEMNIFICATION.

            (i) Subject to the limitations set forth in Section 7(b)(ii) below, Seller agrees to indemnify and hold harmless Buyer, its officers, directors, shareholders, employees and Affiliates (collectively, the "BUYER GROUP") harmless against any loss, liability, damage or expense, including reasonable legal expenses and costs ("LOSSES"), which they may suffer, sustain, or become subject to, as the result of:

                  (A) the breach of any representation or warranty contained in
            Section 4 of this Agreement unless written notice of such breach was provided in accordance with Section 6(f) above to Buyer prior to the Closing Date;

                  (B) the breach of any representation, warranty, covenant or agreement contained in this Agreement (other than the representations and warranties contained in Section 4 of this Agreement);

                  (C) any Excluded Liability; and

                  (D) the waiver by the Seller and Buyer of compliance with the
            Bulk Transfer Laws.

            (ii) With respect to claims for breaches of representations and warranties referred to in Section 7(b)(i)(A) above, (x) Seller will be liable to the Buyer Group for any such Losses only if the aggregate amount of all such Losses relating to all such breaches exceeds $250,000, in which case Seller will be liable only for such excess, (y) Seller's liability to the Buyer Group for all such Losses hereunder shall not exceed $3,500,000, and (z) Seller will not be liable for any such Losses arising therefrom unless written notice of such breach is given by the Buyer Group to Seller before the earlier of June 1, 2002 and the completion of Buyer's audit for Buyer's fiscal year ending in 2002, except for Losses arising from a breach of the representation and warranty contained in (A) Section 4(j) (Tax Matters) above for which Seller will not be liable for any Losses arising therefrom unless written notice of such breach is given by the Buyer Group to Seller prior to thirty (30) days after the expiration of the applicable statute of limitations, (B)
      Section 4(a) (Organization), Section 4(b) (Authorization), Section 4(k) (Title to Assets), Section 4(s) (Employee Benefits), and Section 4(t) (Environmental, Health and Safety Laws) above for which Seller will not be liable for any Losses arising therefrom unless written notice of such breach is given by the Buyer Group to Seller within three years after the Closing Date, and (C) Section 4(y) (Closing Date), with respect to claims relating to the subject matter addressed in the representations and warranties set forth in this clause (ii), as to which such claims may be made at any time during the time period set forth in such clause. If any Loss arising from a breach of representation or warranty referred to in
      Section 7(b)(i)(A) above also constitutes a Loss arising out of or relating to an Excluded Liability, such Loss will be deemed to be an

      Excluded Liability for purposes of Section 7(b)(i), and, thus, not subject to the limitations set forth in the first sentence of this Section 7(b)(ii). Notwithstanding anything contained herein to the contrary, any Losses arising from a breach of the representations and warranties contained in Section 4(a) (Organization), Section 4(b) (Authorization),
      Section 4(d) (Broker's Fees), Section 4(j) (Tax Matters) and Section 4(k) (Title to Assets) shall not be subject to the limitations set forth in clauses (x) and (y) of the first sentence of this Section 7(b)(ii).

            (iii) Subject to Section 7(b)(iv) below, Buyer agrees to indemnify and hold Seller, its officers, directors, shareholders, employees and Affiliates (the "SELLER GROUP") harmless against any Losses which they may suffer, sustain or become subject to, as the result of:

                  (A) the breach of any representation or warranty contained in
            Section 5 of this Agreement unless written notice of such breach was provided in accordance with Section 6(f) above to Seller prior to the Closing Date;

                  (B) the breach of any representation, warranty, covenant or agreement contained in this Agreement (other than the representations and warranties contained in Section 5 of this Agreement); and

                  (C) any Assumed Liability.

            (iv) With respect to claims for breaches of representations and warranties referred to in Section 7(b)(iii)(A) above, (x) Buyer will be liable to the Seller Group for any such Losses only if the aggregate amount of all such Losses relating to all such breaches exceeds $250,000, in which case Buyer will be liable only for such excess, (y) Buyer's liability to the Seller Group for all such Losses hereunder shall not exceed $3,500,000, and (z) Buyer will not be liable for any such Losses arising therefrom unless written notice of such breach is given by the Seller Group to Buyer before June 1, 2002, except for Losses arising from a breach of the representation and warranty contained in (A) Section 5(a) (Organization), Section 5(b) (Authorization) and Section 5(e) (Capitalization) above for which Buyer will not be liable for any Losses arising therefrom unless written notice of such breach is given by the Seller Group to Buyer within three years after the Closing Date and (B)
      Section 5(m) (Closing Date), with respect to claims relating to the subject matter addressed in the representations and warranties set forth in this clause (iv), as to which such claims may be made at any time during the time period set forth in such clause. If any Loss arising from a breach of representation or warranty referred to in Section 7(b)(iii)(A) above also constitutes a Loss arising out of or relating to an Assumed Liability, such Loss will be deemed to be an Assumed Liability for purposes of Section 7(b)(iii), and, thus, not subject to the limitations set forth in the first sentence of this Section 7(b)(iv). Notwithstanding anything contained herein to the contrary, any Losses arising from a breach of the representations and warranties contained in Section 5(a) (Organization), Section 5(b) (Authorization), Section 5(d) (Broker's

      Fees) and Section 5(e) (Capitalization) shall not be subject to the limitations set forth in clauses (x) and (y) of the first sentence of this
      Section 7(b)(iv).

            (v) If any third party shall notify any party to this Agreement (the "INDEMNIFIED PARTY") with respect to any matter which may give rise to a claim (a "CLAIM") for indemnification against any other party to this Agreement (the "INDEMNIFYING PARTY") under this Section 7(b), then the Indemnified Party shall notify each Indemnifying Party thereof. Once the Indemnified Party has given notice of the matter to all of the Indemnifying Parties, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. Within thirty (30) days after receipt of notice of a particular matter, the Indemnifying Party may assume the defense of such matter if the Indemnifying Party admits responsibility and reaffirms its obligation for indemnification with respect to such matter; PROVIDED, HOWEVER, that (x) the Indemnifying Party will retain counsel reasonably acceptable to the Indemnified Party, (y) the Indemnified Party may participate in the defense of such Claim with co-counsel of its choice to the extent that the Indemnified Party believes in its sole discretion that such matter will affect its ongoing business and (z) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto. If, within such 30-day period, the Indemnifying Party does not assume the defense of such matter, the Indemnified Party may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the consent of the Indemnifying Party.

            (vi) Subject to the terms and conditions set forth in this Section 7(b), in the event that Seller breaches any representation, warranty, covenant or agreement contained in this Agreement, Buyer may, at its option, setoff all of any portion of the Losses which the Buyer Group suffers, sustains or becomes subject to as a result of such breach against any amounts due or to become due to Seller including, without limitation, any amounts due or to become due to Seller under Section 1(f) hereof. Subject to the terms and conditions set forth in this Section 7(b), in the event that Buyer breaches any representation, warranty, covenant or agreement contained in this Agreement, Seller may, at its option, setoff all of any portion of the Losses which the Seller Group suffers, sustains or becomes subject to as a result of such breach against any amounts due or to become due to Buyer including, without limitation, any amounts due or to become due to Buyer under Section 1(f) hereof. In addition, in the event that the Buyer Group suffers or sustains Losses and becomes entitled to indemnification from Seller for any Loss pursuant to this Section 7(b) and within 45 days after the Buyer Group, as an Indemnified Party, has notified the Seller, as Indemnifying Party, thereof, Seller shall not have paid such Loss in cash, the Buyer Group, at its election, shall have the option to purchase from Seller, at a price per share equal to the price per share equal to $490.67, the number of shares of capital stock of Parent owned by Seller equal to the amount of such Loss; provided that the Buyer Group may not exercise such repurchase right until 15 days after either the parties have agreed to the amount of such Loss or a final result, determination, finding, judgment or award has been rendered that is not appealable (a "FINAL DETERMINATION"). The closing of such purchases shall be within 5 days after notice thereof by the Buyer Group to Seller. At the closing of the purchase of the Parent Common Stock, the Seller shall deliver certificates representing all of the shares of capital stock of the Parent being purchased, free and clear of all liens and encumbrances, and duly endorsed for transfer to the Buyer Group with all requisite transfer stamps (if any) affixed thereto and accompanied by duly executed stock powers or other assignment or transfer certificate and upon receipt thereof the Buyer Group shall pay for the purchase price of such shares by offsetting amounts owed the Buyer Group in accordance with the first sentence of this Section 7(b)(vi). The Buyer Group's right to repurchase Parent Common Stock pursuant to this Section 7(b)(vi) shall end on the earlier of (A) June 1, 2002 if there are no claims for indemnification then outstanding pursuant to Section 7(b)(i)(A) hereof and
      (B) the date Seller transfers the Parent Common Stock pursuant to Sections 6, 10, 12 or 13 of the Stockholders Agreement.

      (c) PRESS RELEASE AND ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement (including announcements to customers, suppliers, etc.) prior to the Closing without the prior written approval of the other Party, except that any party may make any announcement required by law after notice to the other party and consultation with such party.

      (d) EXPENSES. Except as otherwise provided herein, each of Buyer and Seller will bear its own costs and expenses (including, without limitation, all legal, accounting, consulting, investment banking, brokerage and other fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer and Seller shall each bear 50% of all filing fees under the HSR Act.

      (e) CERTAIN TAXES.

            (i) All transfer, documentary, sales, use, stamp, registration and such Taxes and fees (including any penalties, interest and filing expenses) incurred in connection with this Agreement, shall be paid 50% by Seller and 50% by Buyer, and Buyer will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, the Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation upon 10 day prior written notice and reasonable approval by Seller.

            (ii) All real property taxes, personal property taxes, AD VALOREM obligations and similar taxes imposed on a periodic basis, in each case levied with respect to the Acquired Assets, other than conveyance taxes provided for in clause (i) above, for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the pre-Closing Tax period and the number of days of such taxable period included in the post-Closing period. The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the pre-Closing Tax period. Within 90 days after the Closing, Seller and Buyer shall present a reimbursement to which each is entitled under this clause (ii) together with such supporting evidence as is reasonably necessary to calculate the proration amount; provided, however, that if the final tax amount due for a taxable period that includes the Closing Date is not determined within such period, a reimbursement shall be based on the amount of the relevant tax for the preceding taxable year, subject to an adjustment within 30 days after the final amount of such tax is determined. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Acquired Assets part or all of which are attributable to the post-Closing Tax period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the pre-Closing Tax period, Seller shall also remit prior to the due date of assessment to the Buyer payment for the proportionate amount of such bill that is attributable to the pre-Closing Tax period. In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this clause (ii), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this clause (ii) and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of
      Section 6621(a)(2) of the Code for each day until paid.

      (f) FURTHER ASSURANCES. Seller will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Acquired Assets, and Seller will execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Acquired Assets.

      (g) TRANSITION ASSISTANCE. From the date hereof, Seller will not in any manner take or cause to be taken any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, suppliers, lessors and other associates of the Business from maintaining the same business relationships with Buyer after the date of this Agreement as were maintained with the Business prior to the date of this Agreement.

      (h) CONFIDENTIALITY. Whether or not the transactions contemplated hereby are consummated, Buyer and Seller will keep confidential all information and materials regarding the other party reasonably designated by such party as confidential at the time of disclosure thereof, except that Buyer may disclose such information and material to its accountants, attorneys, lenders and agents. If the transactions contemplated hereby are consummated, Seller will maintain confidential and will not use or disclose, directly or indirectly (except as required by law or as authorized in writing by Buyer prior to such disclosure), any confidential or proprietary information or materials regarding the Business.

      (i) NONCOMPETITION AND NONSOLICITATION. Seller hereby agrees that Seller and each of its executive officers and controlling shareholders:

            (i) During the period from the date hereof to and including the third anniversary of the date hereof (the "NONCOMPETE PERIOD"), such Person shall not have any affiliation (other than passive investments by the Seller and its Affiliates of less than 5% of the outstanding equity securities of any entity listed for trading on a national stock exchange or the Nasdaq National Market) with any corporation, partnership or other business entity or enterprise (wherever located) which engages in the re-wholesale of horticultural and irrigation products. Notwithstanding the foregoing, Seller may conduct (x) a horticultural distribution business in the Quincy or Tallahassee, Florida area, (y) other than sales to those customers set forth on SCHEDULE 7(i) attached hereto, a brokerage business involving sales of landscape nursery products, provided that for the one year period following the Closing Date such sales to Direct-Ship Customers and Horticultural Customers (each as defined in the brokerage agreement attached hereto as EXHIBIT J (the "BROKERAGE AGREEMENT")) may only be made pursuant to and in accordance with the terms of the Brokerage Agreement, and (z) direct sales of landscape nursery products shipped from Seller's or Griffin's owned farms, provided that with respect to landscape nursery products that have not been grown at Seller's or Griffin's owned farms, such landscape nursery products have been held by Seller at Seller's or Griffin's owned farms for at least one year prior to such shipment, provided, further, that the foregoing proviso shall not apply to sales not in excess of $500,000 in any fiscal year of landscape nursery products of the same or similar species as those products grown at Seller's or Griffin's owned farms. For purposes of this Section 7(i), the term "affiliation" shall mean any direct or indirect interest in such entity or enterprise, whether as an officer, director, employee, investor, partner, stockholder, sole proprietor, trustee or consultant; and

            (ii) During the Noncompete Period, such Person shall not, and shall not permit any of its executive officers or controlling shareholders to
      (x) induce or attempt to induce any employee of Buyer to leave the employ of Buyer, or in any way interfere with the relationship between Buyer and any employee thereof, or (y) without the prior written consent of Buyer, hire directly or through another entity any Person who was an employee of Buyer at any time prior to or during the Noncompete Period; provided that Seller shall not be prevented from employing any employee of Buyer who (A) contacts Seller on his or her own initiative without direct or indirect solicitation by Seller or its executive officers, directors or controlling shareholders, (B) has been terminated by Buyer prior to the commencement of employment discussions between Seller and such employee or (C) responds to general advertisements placed by Seller in newspapers or similar publications that are not specifically directed at Buyer or its employees. Notwithstanding anything contained herein to the contrary, until the first anniversary of the date hereof Seller shall not directly or indirectly hire any Transferred Employee without the prior written consent of Buyer.

            (iii) During the one year period following the termination of any employee of Buyer who is a party to a Retention Agreement, such Person shall not hire or otherwise have an affiliation with such employee.

Notwithstanding anything in this Section 7(i) to the contrary, if at any time a court holds that the restrictions stated in Section 7(i)(i) or Section 7(i)(ii) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Seller acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of subparagraph (i) or (ii) and that, in such event, Buyer or its successors or assigns may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of the provisions of this Section 7(i) (including, if the court so determines, the extension of the Noncompete Period by a period equal to the length of court proceedings necessary to stop such violation). Any injunction shall be available without the posting of any bond or other security. In the event of a Final Determination of a breach or violation by Seller of any of the provisions of this Section 7(i), the Noncompete Period will be tolled until such breach or violation is resolved. Seller agrees that the restrictions contained in this Section 7(i) are reasonable in all respects.

      (j) ACCESS TO BOOKS AND RECORDS. After the Closing, Seller will permit Buyer and its representatives to have full access upon prior notice and at reasonable times, and in a manner so as not to interfere with the normal business operations of Seller to all books, records (including Tax records), contracts and documents of or pertaining to the Business.

      (k) LEGENDS; TRANSFER OF PARENT COMMON STOCK. Each share of Parent Common Stock will be imprinted with a legend in substantially the following form:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, ENCUMBERED, DISPOSED OF OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE SECURITIES ACT OF 1933 OR ANY EXEMPTION THEREUNDER AND APPLICABLE STATE AND OTHER SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A

      STOCKHOLDERS AGREEMENT, DATED AS OF NOVEMBER 30, 1998, BY AND AMONG SHEMIN ACQUISITION CORPORATION (THE "COMPANY") AND CERTAIN OF ITS STOCKHOLDERS, AS MAY BE AMENDED FROM TIME TO TIME (THE "STOCKHOLDERS AGREEMENT"), AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, ENCUMBERED, DISPOSED OF OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH. A COPY OF THE STOCKHOLDERS AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

Each holder desiring to transfer any Parent Common Stock first must furnish to Parent a (i) written opinion from counsel reasonably satisfactory to Parent in form, substance, and by reason of such counsel's experience to the effect that the holder may transfer such Parent Common Stock as desired without registration under the Securities Act or under any applicable state securities laws; and (ii) written undertaking executed by the desired transferee reasonably satisfactory to Parent in form and substance agreeing to be bound by the recoupment provisions and the restrictions on transfer contained herein.

      (l) EMPLOYEE AND RELATED MATTERS.

            (i) TRANSFERRED EMPLOYEES. As of the Closing Date, Buyer shall offer employment to all employees of Seller actively employed in the Business as of the Closing Date other than those employees receiving Severance Payments (the "BUSINESS EMPLOYEES"); PROVIDED, HOWEVER, that Buyer shall have no obligation to offer employment as of the Closing Date to any employee of Seller who, as of the Closing Date, is absent from active employment with Seller for any reason (including as a result of layoff, leave of absence, illness or injury) and who Buyer reasonably expects not to be able to perform all of his or her regular duties in his or her respective position within 30 days after the Closing Date (the "INACTIVE EMPLOYEES"). To facilitate Buyer's obligations to offer employment under this Section 7(l), Seller shall provide Buyer within a reasonable period prior to the Closing (and again on the Closing Date) a true, complete and accurate list of each Business Employee and each Inactive Employee, including the date such Inactive Employee changed from active to inactive status, the reason for such inactive status and, if applicable, the anticipated date of return to active employment. Business Employees who, on or immediately after the Closing Date, become employees of Buyer shall be referred to herein as the "TRANSFERRED EMPLOYEES." Except as provided in subsection (ii) below, Buyer shall not assume any liability whatsoever and Seller shall retain, bear and discharge all liabilities and obligations with respect to all Inactive Employees of Seller and any other employees and former employees of Seller who do not become Transferred Employees (including liabilities under Section 4980B of the Code). With respect to each Transferred Employee, Buyer shall not assume any responsibility whatsoever for any liabilities or obligations which occur prior to the time such Transferred Employee commences employment with Buyer or in any way relate to such Transferred Employee's employment service with Seller. Except as otherwise specifically set forth herein, Seller shall have no responsibility whatsoever for any liabilities or obligations which relate in any way to such Transferred Employee's employment service with Buyer.

            (ii) LAYOFF EMPLOYEES. Buyer currently anticipates that it will offer employment to each Inactive Employee of Seller who is on layoff as of the Closing Date at the time when such Inactive Employees would normally return to work with Seller (the "RETURN DATE"). Inactive Employees who eventually become employees of Buyer shall be referred to herein as the "LAYOFF EMPLOYEES," and not as Transferred Employees.
      SCHEDULE 7(l) sets forth the name of each such Inactive Employee who is eligible to become a Layoff Employee along with such Inactive Employee's Return Date. Except as otherwise provided in this Section 7(l), with respect to each Layoff Employee, Buyer shall not assume responsibility for any liabilities or obligations which occur prior to the time such Layoff Employee commences employment with Buyer or in any way relate to such Layoff Employee's employment service with Seller. Notwithstanding the foregoing, Buyer shall reimburse Seller for the full amount of all employer contributions paid by Seller with respect to each Layoff Employee under any Employee Welfare Benefit Plan for each month beginning with the calendar month next following the Closing Date and ending with the calendar month in which such Inactive Employee becomes a Layoff Employee. Buyer shall pay Seller any amounts due under the preceding sentence within 30 days of receiving the invoice therefor, and Seller shall provide Buyer with any documentation reasonably requested by Buyer in connection thereto. Except as otherwise specifically set forth herein, Seller shall have no responsibility whatsoever for any liabilities or obligations which relate in any way to such Layoff Employee's employment service with Buyer.

            (iii) EMPLOYEE BENEFIT PLANS. Except as otherwise provided in this
      Section 7(l), Buyer shall not assume and shall have no liability or obligation whatsoever, and Seller shall retain, bear and discharge all liabilities and obligations, under each Plan. Transferred Employees shall remain in Seller's Plans which provide medical and life insurance benefits until the end of the month in which the Closing Date occurs. As of the Closing Date (or, with respect to medical and life insurance benefit plans, as of the first day of the next month following the Closing Date), Buyer shall cause each Transferred Employee who was covered under the Plans immediately prior to the Closing Date to be covered under the employee benefit plans, programs and arrangements of Buyer (the "BUYER'S EMPLOYEE BENEFIT PLANS"). Buyer's Employee Benefit Plans shall, in the aggregate, provide benefits to eligible Transferred Employees that are not less favorable than the benefits, in the aggregate, generally provided to other employees employed by the Buyer. Buyer's Employee Benefit Plans shall recognize each Transferred Employee's prior service with Seller that is recognized under the Plans (and prior service with Seller's predecessors to the extent such prior service is recognized under the Plans) for purposes of eligibility to participate, vesting and waiting periods but not for purposes of benefit accruals.

            (iv) 401(K) PLAN. Effective as of the Closing Date, Buyer shall amend its defined contribution plan ("BUYER'S 401(K) PLAN") to recognize prior service with Seller for purposes of vesting and participation. Seller shall cause the account balances of the Transferred Employees under the Griffin Land and Nurseries, Inc. 401(k) Savings Plan ("SELLER'S 401(K) PLAN") to be fully vested as of the Closing Date. In accordance with the applicable provisions of Section 414(l) of the Code, Seller shall cause the assets of Seller's 401(k) Plan attributable to the accounts (whether or not vested) of each participant who is a Transferred Employee to be transferred by the trustee of Seller's 401(k) Plan to the trustee of Buyer's 401(k) Plan. Unless otherwise agreed to by the parties, such transfer of assets shall be in cash (but shall include any promissory notes or other evidences of indebtedness with respect to outstanding loans), and shall be made as of and as soon as practicable after a valuation date under Seller's 401(k) Plan occurring immediately following the Closing Date, or as of such later valuation date as may be mutually selected by Buyer and Seller. Such transfer shall account appropriately for earnings during the period from the applicable valuation date to the actual date of transfer (the "TRANSFER DATE"). From the Closing Date until the Transfer Date, Buyer shall make continuous payroll deductions each pay period from the pay of each employee of Buyer who has a loan outstanding from Seller's 401(k) Plan of amounts sufficient to pay the installment payments of principal and interest on each such loan as required by the promissory note or other evidence of indebtedness relating to such loan. Such deducted amounts shall be paid by Buyer to the trustee of Seller's 401(k) Plan who shall accept such payments for a credit against such loans. On or prior to the Closing Date, Seller shall make on behalf of all Transferred Employees a contribution to Seller's 401(k) Plan of the amounts of any salary reduction, matching and profit sharing contributions attributable to or payable on account of any such participant for any time period ending on or prior to the Closing Date.

            (v) MUTUAL COOPERATION. Seller shall provide promptly to Buyer, at Buyer's reasonable request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees and Layoff Employees or relating to the service of Transferred Employees and Layoff Employees with Seller prior to the Closing Date. Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this SECTION 7(L).

      SECTION 8. TERMINATION. This Agreement may be terminated as provided below:

      (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

      (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if the Closing shall not have occurred on or before January 31, 2001, by reason of the failure of any condition precedent under Section 3(a) above; and

      (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing shall not have occurred on or before January 31, 2001, by reason of the failure of any condition precedent under Section 3(b) above.

            Notwithstanding anything in this Section 8 to the contrary, no Party may terminate this Agreement if the circumstance giving rise to such Party's right to terminate results primarily from such Party itself breaching of any representation, warranty or covenant contained in this Agreement. If any Party terminates this Agreement pursuant to this Section 8, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party then in breach.

      SECTION 9. DEFINITIONS.

            "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

            "APPLICABLE RATE" means the corporate base rate of interest announced from time to time by Chase Manhattan Bank.

            "BUSINESS" means the operation by the Seller of the Horticultural Centers.

            "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

            "EMPLOYEE PENSION BENEFIT PLAN" shall have the meaning set forth in
Section 3(2) of ERISA.

            "EMPLOYEE WELFARE BENEFIT PLAN" shall have the meaning set forth in
Section 3(1) of ERISA.

            "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, together with all other laws, rules and regulations of federal, state, local, and foreign governments (and all agencies thereof), other requirements having the force or effect of law, all judgments, orders and decrees of federal, state, local and foreign governments (and all agencies thereof) issued or promulgated thereunder, all contractual obligations and all common law concerning pollution or protection of the environment, public health and safety, or employee health and safety, each as amended and as now or hereafter in effect.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

            "HORTICULTURAL CENTERS" means the Seller's seven wholesale horticultural sales and service centers located in (i) Windsor, Connecticut,
(ii) Aston, Pennsylvania, (iii) Pittsburgh, Pennsylvania, (iv) Columbus, Ohio,
(v) Cincinnati, Ohio, (vi) White Marsh, Maryland and (vii) Manassas, Virginia.

            "INTELLECTUAL PROPERTY" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know-how and inventions;
(vi) computer software (including but not limited to source code, executable code, data, databases and documentation); and (vi) all other intellectual property.

            "KNOWLEDGE" when referring to the Seller means the actual knowledge after due inquiry of Frederick M. Danziger, Gregory Schaan, Anthony Galici, Bud Eskola, Debbie Andrews with respect to Sections 4(f) and 4(h), Tammy Pollack with respect to Sections 4(h), 4(r) and 4(s), and Steve Flowers with respect to Sections 4(f) and 4(h).

            "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 3(37) of ERISA.

            "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

            "PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan, fringe benefit, bonus plan or other plan or program.

            "PROHIBITED TRANSACTION" has the meaning set forth in Sec. 406 of ERISA and Sec. 4975 of the Code.

            "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

            "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unem ployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

            "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      SECTION 10. MISCELLANEOUS.

      (a) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (b) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agree ments, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

      (c) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that Buyer may (x) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any lender providing financing for the transactions contemplated hereby and (y) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (e) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (f) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            IF TO SELLER:

            Imperial Nurseries, Inc.
            c/o Griffin Land & Nurseries, Inc.
            One Rockefeller Plaza
            New York, NY 10020
            Attention: Chief Executive Officer

            WITH A COPY TO:

            Latham & Watkins
            53rd at Third, Suite 1000
            885 Third Avenue
            New York, NY 10022
            Attention: R. Ronald Hopkinson

            IF TO BUYER:

            Shemin Nurseries, Inc.
            42 Old Ridgebury Road
            Danbury, CT 06810
            Attention: Robert Rankl

            WITH A COPY TO:

            Olympus Partners
            Metro Center, One Station Place
            Stamford, Connecticut 06902
            Attention: James A. Conroy

            AND

            Kirkland & Ellis
            200 East Randolph Drive
            Chicago, Illinois  60601
            Attention: John A. Schoenfeld

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      (h) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (i) INCORPORATION OF EXHIBITS AND SCHEDULES. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (j) CONSTRUCTION. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Information set forth in each Schedule specifically refers to the section of this Agreement to which such information is responsive, and such information shall be deemed to have been disclosed with respect to any statement made in any other section of this Agreement. Any capitalized terms used in any Schedule, but not otherwise defined therein, shall have the meanings as defined in this Agreement.

      (k) REMEDIES. The parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement. Without limiting the generality of the foregoing, Seller hereby agrees that in the event Seller fails to convey the Acquired Assets to Buyer in accordance with the provisions of this Agreement, Buyer's remedy at law may be inadequate. In such event, Buyer shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of Seller to convey the Acquired Assets.

      (l) BULK SALES. The parties do not contemplate complying with the provisions of any so-called bulk transfer laws (including any applicable bulk sale transfer notice requirements for state and local sales tax (or similar tax)) (the "Bulk Transfer Laws") of any jurisdiction in connection with the sale of Acquired Assets. Subject to the terms and conditions in Section 7(b) hereof, Seller agrees to indemnify Buyer against all liability, damage or expense which Buyer may suffer due to the failure to so comply.

      (m) INSURANCE MATTERS. To the extent Seller has existing insurance policies (with respect to the Business) that covers a pre-Closing liability relating to the Business, Seller agrees to cooperate with Buyer to provide Buyer with the benefit of such insurance policies. Upon written notice from Buyer to Seller that Buyer is subject to a claim that is covered by any such insurance policies, the Seller will cooperate to submit such claim to the Seller's insurance company, provided that, the Buyer will pay all of the Seller's costs and expenses (including, without limitation, any deductibles and administrative expenses paid by Seller) in connection with the submission of such claim. Any proceeds (net of any costs or expenses to be reimbursed to Seller) under such claim received by Seller, shall be promptly remitted to Buyer; provided that Seller may set off such amount against any indemnity payment Seller has made to Buyer with respect to the subject matter of such insurance claim.

                             *    *    *    *    *

            IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

                                         IMPERIAL NURSERIES, INC.


                                         By: /s/ Gregory M. Schaan
                                            -----------------------------

                                         Name: Gregory M. Schaan
                                              ---------------------------

                                         Title: President and C.E.O.
                                               --------------------------


                                         SHEMIN NURSERIES, INC.


                                         By: /s/ James A. Conroy
                                            -----------------------------

                                         Name: James A. Conroy
                                              ---------------------------

                                         Title: Vice President
                                               --------------------------


                                         SHEMIN ACQUISITION CORPORATION


                                         By: /s/ James A. Conroy
                                            -----------------------------

                                         Name: James A. Conroy
                                              ---------------------------

                                         Title: Vice President
                                               --------------------------

                                LIST OF EXHIBITS


Exhibit A   -   Form of Opinion of Seller's Counsel

Exhibit B   -   Commitment Letter

Exhibit C   -   Form of Supply Agreement

Exhibit D   -   Form of Transition Agreement

Exhibit E   -   Severance Payments

Exhibit F   -   Individuals to sign Retention Agreements

Exhibit G   -   Form of Retention Agreement

Exhibit H   -   Form of Joinder Agreement

Exhibit I   -   Form of Opinion of Buyer's Counsel

Exhibit J   -   Form of Brokerage Agreement

                                LIST OF SCHEDULES

Schedule 1(a)(iv) -   Tangible Personal Property

Schedule 1(a)(v)  -   Software

Schedule 1(c)(xi) -   Excluded Liabilities

Schedule 1(f)(i)  -   Target Number

Schedule 4(a)     -   Organization of Seller

Schedule 4(c)     -   Noncontravention/Seller

Schedule 4(d)     -   Broker's Fees/Seller

Schedule 4(f)     -   Financial Statements/Seller

Schedule 4(g)     -   Subsequent Events/Seller

Schedule 4(j)     -   Tax Matters

Schedule 4(l)     -   Real Property

Schedule 4(o)     -   Contracts

Schedule 4(p)     -   Insurance

Schedule 4(q)     -   Litigation

Schedule 4(s)     -   Employee Benefits

Schedule 4(t)     -   Environment, Health and Safety

Schedule 4(u)     -   Affiliate Transactions

Schedule 4(v)     -   Warranty

Schedule 5(a)     -   Subsidiaries/Buyer

Schedule 5(c)     -   Noncontravention/Buyer

Schedule 5(d)     -   Broker's Fees/Buyer

Schedule 5(e)    -    Capitalization/Buyer

Schedule 5(f)    -    Financial Statements/Buyer

Schedule 5(g)    -    Subsequent Events/Buyer

Schedule 5(i)    -    Real Property/Buyer

Schedule 5(k)    -    Undisclosed Liabilities/Buyer

Schedule 7(i)    -    Customers

Schedule 7(l)    -    Layoff Employees